OFFERING CIRCULAR

DATED: January 30, 2018

GAB AI INC.

1900 Market Street

Philadelphia, PA. 19103

(650) 477-5525

https://gab.ai

Up to 2,000,000 shares of our Class B Non-Voting Common Stock, par value $0.0001 per share, in the form of electronic tokens issued via ERC-20 Smart Contracts (“GAB Tokens”), at a price of $5.00 per token.

SEE “SECURITIES BEING

OFFERED” AT PAGE 27

GAB AI Inc. is offering a maximum of 2,000,000 GAB Tokens on a “best efforts” basis without a minimum investment target. The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) December 31, 2018, or (3) the date at which the offering is earlier terminated by us in our sole discretion. We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to us. Notwithstanding the foregoing, the number of GAB Tokens may be slightly exceeded as a result of the conversion to US dollars of payments tendered by investors in ETH and BTC.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

	Price to Public	Underwriting discount and commissions (1)	Proceeds to issuer (2)
Per token:	$5.00	$0.00	$5.00
Total Maximum:	$10,000,000	$0.00	$10,000,00

(1)	Gab does not intend to use commissioned sales agents or underwriters.

(2)	Does not include expenses of the offering, including, but not limited to, costs of blue sky compliance, or costs of posting offering information on StartEngine.com, marketing expenses and legal and accounting fees, which offering expenses are estimated to be $330,458 if this offering is fully subscribed. See “Plan of Distribution”.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

There is currently no trading market for our GAB Tokens.

These are speculative securities. Investing in our GAB Tokens involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 5.

Sales of these securities will commence on approximately March 1, 2018.

We are following the “Offering Circular” format of disclosure under Regulation A.

In this Offering Circular, the term “Gab,” “the company,” “us” and “we,” refers to GAB AI Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO OUR MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. WE DO NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

The Summary highlights information contained elsewhere and does not contain all the information that you should consider in making your investment decision. Before investing in our GAB Tokens, you should carefully read this entire Offering Circular, including our financial statements and related notes. You should consider among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

Gab AI Inc. is a social networking platform that offers telecommunications and social networking services, namely, providing live-streaming of video, online chat rooms, and electronic bulletin boards for the transmission of messages among users in the field of general interest. We empower creators, support free speech and defend the free flow of information online. As of January 25, 2018, we had approximately 394,000 users from around the world.

The Offering

We are offering up to 2,000,000 GAB Tokens for $5.00 per token.

The proceeds of this offering will be used primarily for further development of our technology platform, including, but not limited to, the launch of new services.

The minimum investment is $250.00 (50 GAB Tokens).

RISK FACTORS

Investing in our tokens involves risk. In evaluating the company and an investment in the tokens, careful consideration should be given to the following risk factors, in addition to the other information included in this Offering Circular. Each of these risk factors could materially adversely affect our business, operating results or financial condition, as well as adversely affect the value of an investment in our tokens. The following is a summary of the risk factors that we currently believe make this offering speculative or substantially risky. We are still subject to all the same risks faced by all companies in our industry, and to which all such companies in the economy are exposed. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-security). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

If we cannot raise sufficient funds, we may not succeed or will require significant additional capital infusions.

We are offering GAB Tokens in the amount of up to $10,000,000 in this offering, but may sell much less. Even if the maximum amount is raised, we may need additional funds in the future in order to grow, and if we cannot raise those funds for whatever reason, including reasons outside our control, such as another significant downturn in the economy, we may not survive. If we do not sell all of the GAB Tokens we are offering, we may have to find other sources of funding in order to develop our business.

This Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors may lose their entire investment.

The Offering is on a “best efforts” basis and does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our growth opportunities may be materially adversely affected. This could increase the likelihood that an investor may lose their entire investment.

We have a limited operating history and have yet to earn a substantial profit or substantial operating revenue, which makes it difficult to accurately evaluate our business prospects.

We have limited assets, a limited operating history, and minimal operating revenue to date.  We are still working on developing various features of our platform. Thus, our proposed business is subject to all the risks inherent in new business ventures. The likelihood of success must be considered in light of the expenses, complications, and delays frequently encountered with the start-up of new businesses and the competitive environment in which start-up companies operate.

Terms of subsequent financings may adversely impact your investment.

Even if we are successful in this Offering, we may need to engage in common equity, debt, preferred stock or token financings in the future. Your rights and the value of your investment in the GAB Tokens could be reduced. Interest on debt securities could increase costs and negatively impact operating results. Preferred stock or preferred tokens could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock or preferred tokens could be more advantageous to those investors than to the holders of GAB Tokens. In addition, if we need to raise more equity capital from the sale of equity securities, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. GAB Tokens which we sell could be sold into any market which develops, which could adversely affect the market price of GAB Tokens.

Risks of borrowing.

We may have to seek loans from financial institutions. Typical loan agreements might contain restrictive covenants which may impair our operating flexibility. A default under any loan agreement could result in a charging order that would have a material adverse effect on our business, results of operations or financial condition.

The regulatory regime governing blockchain technologies, cryptocurrencies, GAB Token and coin offerings is uncertain, and new regulations or policies may materially adversely affect the utility of the GAB Tokens.

Regulation of tokens (including GAB Tokens) and token offerings such as this, cryptocurrencies, blockchain technologies, and cryptocurrency exchanges currently is undeveloped and likely to rapidly evolve, varies significantly among international, federal, state and local jurisdictions and is subject to significant uncertainty. Various legislative and executive bodies in the United States and in other countries may in the future, adopt laws, regulations, guidance, or other actions, which may severely impact the adoption and utility of the GAB Tokens. Failure by us or certain users of our platform to comply with any laws, rules and regulations, some of which may not exist yet or are subject to interpretation and may be subject to change, could result in a variety of adverse consequences, including civil penalties and fines.

As blockchain networks and blockchain assets have grown in popularity and in market size, federal and state agencies have begun to take interest in, and in some cases, regulate, their use and operation.

In the case of virtual currencies, state regulators like the New York Department of Financial Services have created new regulatory frameworks. Others, as in Texas, have published guidance on how their existing regulatory regimes apply to virtual currencies. Some states, like New Hampshire, North Carolina, and Washington, have amended their state's statutes to include virtual currencies into existing licensing regimes. Treatment of virtual currencies continues to evolve under federal law as well. The Department of the Treasury, the Securities Exchange Commission, and the Commodity Futures Trading Commission (“CFTC”), for example, have published guidance on the treatment of virtual currencies. The IRS released guidance treating virtual currency as property that is not currency for US federal income tax purposes, although there is no indication yet whether other courts or federal or state regulators will follow this classification. Both federal and state agencies have instituted enforcement actions against those violating their interpretation of existing laws.

If we are unable to satisfy data protection, security, privacy, and other government- and industry-specific requirements, our growth could be harmed.

There are a number of data protection, security, privacy and other government- and industry-specific requirements, including those that require companies to notify individuals of data security incidents involving certain types of personal data. Security compromises could harm our reputation, erode user confidence in the effectiveness of our security measures, negatively impact our ability to attract new users, or cause existing users to stop using our Platform.

The further development and acceptance of blockchain networks, which are part of a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate.

The growth of the blockchain industry in general, as well as cryptocurrencies and digital securities, is subject to a high degree of uncertainty. The factors affecting the further development of the cryptocurrency and digital security industry, as well as blockchain networks, include, without limitation:

▪	Worldwide growth in the adoption and use of Bitcoin (“BTC”), Ether (“ETH”) and other blockchain technologies;

▪	Government and quasi-government regulation of BTC, ETH and other blockchain assets and their use, or restrictions on or regulation of access to and operation of blockchain networks or similar systems;

▪	The maintenance and development of the open-source software protocol of the Ethereum network;

▪	General economic conditions and the regulatory environment relating to cryptocurrencies; or

▪	A decline in the popularity or acceptance of BTC, ETH or other blockchain-based tokens or coins, would adversely affect our results of operations.

The slowing or stopping of the development, general acceptance and adoption and usage of blockchain networks and blockchain assets may deter or delay the acceptance of GAB Tokens.

Some market participants may oppose the development of blockchain-based systems and tokens like the GAB Token.

Many participants in the system currently used in the private equity markets may oppose the development of alternative systems. The market participants who may oppose such a system may include market participants with significantly greater resources, including financial resources and political influence, than we have. Our ability to operate could be adversely affected by any actions of any such market participants that result in additional regulatory requirements or other activities that make it more difficult for us to operate, which could have a material adverse effect on our business or the GAB Token.

The prices of blockchain assets are extremely volatile. Fluctuations in the price of digital assets could materially and adversely affect our business, and the GAB Tokens may also be subject to significant price volatility.

The prices of blockchain assets such as BTC have historically been subject to dramatic fluctuations and are highly volatile, and the market price of GAB Tokens may also be highly volatile. Several factors may influence the market price of the GAB Tokens, including, but not limited to:

▪	Global blockchain asset supply;

▪	Global blockchain asset demand, which can be influenced by the growth of retail merchants' and commercial businesses' acceptance of blockchain assets like cryptocurrencies as payment for goods and services, the security of online blockchain asset exchanges and digital wallets that hold blockchain assets, the perception that the use and holding of blockchain assets is safe and secure, and the regulatory restrictions on their use;

▪	Investors’ expectations with respect to the rate of inflation;

▪	Interest rates;

▪	Currency exchange rates, including the rates at which digital assets may be exchanged for fiat currencies;

▪	Fiat currency withdrawal and deposit policies of blockchain asset exchanges on which the GAB Tokens may be traded and liquidity on such exchanges;

▪	Interruptions in service from or failures of major blockchain asset exchanges on which the GAB Tokens may be traded;

▪	Investment and trading activities of large investors, including private and registered funds, that may directly or indirectly invest in us, GAB Tokens or other blockchain assets;

▪	Monetary policies of governments, trade restrictions, currency devaluations and revaluations;

▪	Regulatory measures, if any, that affect the use of blockchain assets such as the GAB Tokens;

▪	Global or regional political, economic or financial events and situations; or

▪	Expectations among blockchain asset participants that the value of the GAB Tokens or other blockchain assets will soon change.

A decrease in the price of a single blockchain asset may cause volatility in the entire blockchain asset industry and may affect other blockchain assets including GAB Tokens. For example, a security breach that affects investor or user confidence in BTC and ETH may affect the industry as a whole and may also cause the price of GAB Tokens and other blockchain assets to fluctuate.

Our decision to accept and hold cryptocurrency, such as BTC and ETH, may subject us to exchange risk and additional tax and regulatory requirements.

In addition to accepting payment for GAB Tokens via credit cards, wire transfer and ACH transfers, we will accept payment in the form of BTC and ETH. Cryptocurrencies are not considered legal tender or backed by any government, and have experienced price volatility, technological glitches and various law enforcement and regulatory interventions. We have exchange rate risk as the risks that regulatory or other developments may adversely affect the value of the cryptocurrencies we hold. The uncertainties regarding legal and regulatory requirements relating to cryptocurrencies or transactions utilizing cryptocurrencies, as well as potential accounting and tax issues, or other requirements relating to cryptocurrencies could have a material adverse effect on our business.

Risk of software weaknesses.

GAB Tokens and the related software and technology and technical concepts and theories are still in an early development stage and unproven, and there is no warranty that the process for receiving, use and ownership of GAB Tokens will be uninterrupted or error-free and there is an inherent risk that the software, GAB Tokens and related technologies and theories could contain weaknesses, vulnerabilities or bugs causing, inter alia, the partial or complete loss of GAB Tokens.

Risk of loss of your credentials.

If your own crypto-wallet credentials are lost or stolen, your GAB Tokens will be unrecoverable and will be permanently lost. A private key, or a combination of private keys, is necessary to control and dispose of GAB Tokens stored in your wallet. Accordingly, loss of requisite private key(s) associated with your wallet will result in loss of such GAB Tokens. Moreover, any third party that gains access to such private key(s), including by gaining access to login credentials of a hosted wallet service you use, may be able to misappropriate your GAB Tokens. Any errors or malfunctions caused by or otherwise related to the wallet you choose to receive and store GAB Tokens, including your own failure to properly maintain or use such wallet, may also result in the loss of your GAB Tokens. Failure to precisely follow the procedures set forth in this Offering Circular and related documents, for buying and receiving GAB Tokens, including, for instance, providing an incorrect wallet address, or providing an address that is not ERC-20 compatible, may result in the loss of your GAB Tokens.

Incorrect or fraudulent token transactions may be irreversible.

Digital security transactions are irrevocable and stolen or incorrectly transferred GAB Tokens may be irretrievable. Token transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the transaction. In theory, token transactions may be reversible with the control or consent of a majority of processing power on the network. Once a transaction has been verified and recorded in a block that is added to the blockchain, an incorrect transfer of a GAB Token or a theft of a GAB Token, generally will not be reversible and you may not be capable of seeking compensation for any such transfer or theft. It is possible that, through computer or human error, or through theft or criminal action, GAB Tokens could be transferred in incorrect amounts or to unauthorized third parties, or to uncontrolled accounts.

Cybercrime.

The acquisition and management of GAB Tokens is inherently subject to the risk of cybercrime that is difficult to manage and mitigate. This may result in concerted attempts and even successful attempts to hack the GAB Token sale process and the Sites and software used to manage contributions received in respect of GAB Tokens. The GAB Token sale process may be subject unauthorized access, hacking and/or theft of GAB Tokens. Any unauthorized access or cybercrime may result in theft or loss or inability to access subscriptions, impacting the ability to issue GAB Tokens.

Cryptocurrency exchanges and other trading venues are relatively new and, in most cases, largely unregulated and may therefore may be subject to fraud and failures.

When cryptocurrency exchanges or other trading venues are involved in fraud or experience security failures or other operational issues, such events could result in a reduction in cryptocurrency prices or confidence.

Cryptocurrency market prices depend, directly or indirectly, on the prices set on exchanges and other trading venues, which are new and, in most cases, largely unregulated as compared to established, regulated exchanges for securities, commodities or currencies. For example, during the past three years, a number of bitcoin exchanges have closed due to fraud, business failure or security breaches. In many of these instances, the customers of the closed exchanges were not compensated or made whole for partial or complete losses of their account balances. While smaller exchanges are less likely to have the infrastructure and capitalization that may provide larger exchanges with some stability, larger exchanges may be more likely to be appealing targets for hackers and “malware” (i.e., software used or programmed by attackers to disrupt computer operation, gather sensitive information or gain access to private computer systems) and may be more likely targets of regulatory enforcement actions. We do not maintain any insurance to protect from such risks, and do not expect any insurance for customer accounts to be available (such as federal deposit insurance) at any time in the future, putting customer accounts at risk from such events.

It may be illegal now, or in the future, to acquire, own, hold, sell or use BTC, ETH, or other cryptocurrencies, participate in the blockchain or utilize similar digital assets in one or more countries.

Although currently BTC, ETH, and other cryptocurrencies, the blockchain and digital assets generally are not regulated or are lightly regulated in most countries, including the United States, one or more countries may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use these digital assets. Such restrictions may adversely affect the holders of GAB Tokens.

Our financial statements include a going concern note.

Our ability to continue as a going concern for the next twelve months is dependent upon our ability to generate sufficient cash flows from operations to meet our obligations, and/or to obtain additional capital financing from our investors and/or third parties. No assurance can be given that we will be successful in these efforts. These factors, among others, raise substantial doubt about our ability to continue as a going concern for a reasonable period of time.

Product improvements.

In order to compete, we need to rapidly make updates to our product offerings as the market demands. These product improvements and transitions have no guarantees of success.

Government regulation, legislation, and censorship.

We are subject to local and international laws and regulations. Changes in current or future regulation or legislation could significantly increase the cost of operation, or even preclude it. An increase in government censorship of the internet could have a negative impact on our business.

Third party providers.

We rely on third-party service providers to operate. We rely on Microsoft's Azure hosting platform as well as Paypal, Stripe, and other services for payment processing. Any interruption or downtime in these third-party services could have a negative impact on our ability to deliver the Gab service to our users and customers. Unless we become completely independent of third-party services, we remain subject to the risk that third-party providers will be unable to meet our needs.

Breaches of our systems.

Any breach of our systems, databases, or other information may have a significant legal and monetary impact on our business and reputation.

App store rejections.

We have been able to get our Android app approved for the Google Play Store. We have been unable to get our mobile application approved by Apple for their App Store. If this trend continues or if our Android application is removed from the Google Play Store, it could have a negative impact on our ability to grow our business and user base.

We depend on certain key personnel.

Our future success depends on the efforts of key personnel and consultants, especially our founders, Andrew Torba and Ekrem Büyükkaya. The loss of services of any key personnel may have an adverse effect on us. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.

A majority of our Common Stock is owned by our CEO.

As of the date of this Offering Circular, Andrew Torba, our sole officer and director, owns over 60% of the shares of our issued and outstanding Common Stock, and through voting proxies, controls approximately 90% of our voting power. Therefore, Mr. Torba is able control our management and affairs and most matters requiring stockholder approval, including, but not limited to, the election of directors and approval of significant corporate transactions. This concentration of ownership and voting power may have the effect of delaying or preventing a change in control, which may not be in the best interest of our other stockholders.

GAB Tokens have no voting rights.

Because the GAB Tokens have no voting rights, investors will not be able to participate in any stockholder votes, including, the election of any directors.

Management discretion as to use of proceeds.

Our success will be substantially dependent upon the discretion and judgment of our management team with respect to the application and allocation of the proceeds of this Offering. The use of proceeds described below is an estimate based on our current business plan. We, however, may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so.

Limited liquidity and possible manipulation of digital based assets.

There is no formal marketplace for the resale of our securities. GAB Tokens may be traded to the extent any demand and/or trading platform(s) exists. However, there is no guarantee there will be demand for the tokens, or a trading platform that allows you to sell them. It is also hard to predict if we will ever be acquired by a bigger company. Investors should assume that they may not be able to liquidate their investment for some time.

In addition, digital assets that are represented and traded on a ledger-based platform may not necessarily benefit from viable trading markets. Stock exchanges have listing requirements and vet issuers, requiring them to be subjected to rigorous listing standards and rules and monitoring investors transacting on such platform for fraud and other improprieties. These conditions may not necessarily be replicated on a distributed ledger platform, depending on the platform’s controls and other policies. The more lax a distributed ledger platform is about vetting issuers of digital assets or users that transact on the platform, the higher the potential risk for fraud or the manipulation of digital assets. These factors may decrease liquidity or volume, or increase volatility of digital securities or other assets trading on a ledger-based system, which may adversely affect the holders of GAB Tokens and their liquidity.

We may be faced with challenges in complying with Delaware law with respect to stock ledger requirements.

Undertaking an offering using blockchain technology does not easily fit within the regulatory framework for traditional stock ledger requirements.  The manner in which we record our Token holders may not be in compliance with Delaware stock ledger requirements.  The failure to comply with state laws can result in regulatory actions that could have a negative impact on our business.

DILUTION

Dilution means a reduction in value, control or earnings of the tokens an investor owns.

Immediate dilution

An early-stage company typically sells its securities to its founders and early employees at very low prices because, in most cases, they provide services to the business but are not paid market wages. Likewise, when a business is seeking financing to begin its operations, the prices at which it may sell its securities to early investors, often family members or friends, are low (collectively, we refer to the founders and early private placement investors as the “Primary Investors”). Later in its development, when the business seeks cash investments from new, unrelated investors, like you, the new investors often pay a higher price for their securities than the price paid by the Primary Investors. Each GAB Token has the same economic rights as each share of our Class A Common Stock. This means that the book value for each GAB Token you purchase is diluted because the book value per share of all the shares of Class A Common Stock and GAB Tokens is the same, but you paid more for your GAB Tokens than the Primary Investors paid for their shares of Class A Common Stock.

The following tables compare the price that investors in this offering will pay for their GAB Tokens assuming the sale of 25%, 50%, 75% and 100% of the GAB Tokens we are offering, with the effective cash price paid for the common stock by the Primary Investors and the investors in our Regulation CF Offering.

25% or $2,500,000

	Shares/Tokens Purchased		Total Consideration
	Number	Percent	Amount	Percent	Avg Price Per Share
Founders	9,000,000	85.750%	$270.00	0.008%	$0.0000
Regulation CF Investors	995,641	9.486%	$1,070,000.00	29.970%	$1.0747
New Investors	500,000	4.764%	$2,500,000.00	70.023%	$5.0000
TOTAL	10,495,641	100.000%	$3,570,270.00	100.000%	$0.3402

50% or $5,000,000

	Shares/Tokens Purchased		Total Consideration
	Number	Percent	Amount	Percent	Avg Price Per Share
Founders	9,000,000	81.851%	$270.00	0.004%	$0.0000
Regulation CF Investors	995,641	9.055%	$1,070,000.00	17.627%	$1.0747
New Investors	1,000,000	9.095%	$5,000,000.00	82.369%	$5.0000
TOTAL	10,995,641	100.000%	$6,070,270.00	100.000%	$0.5521

75% or $7,500,000

	Shares/Tokens Purchased		Total Consideration
	Number	Percent	Amount	Percent	Avg Price Per Share
Founders	9,000,000	78.291%	$270.00	0.003%	$0.0000
Regulation CF Investors	995,641	8.661%	$1,070,000.00	12.485%	$1.0747
New Investors	1,500,000	13.048%	$7,500,000.00	87.512%	$5.0000
TOTAL	11,495,641	100.000%	$8,570,270	100.000%	$0.7455

100% or $10,000,000

	Shares/Tokens Purchased		Total Consideration
	Number	Percent	Amount	Percent	Avg Price Per Share
Founders	9,000,000	75.027%	$270.00	0.002%	$0.0000
Regulation CF Investors	995,641	8.300%	$1,070,000.00	9.666%	$1.0747
New Investors	2,000,000	16.673%	$10,000,000.00	90.332%	$5.0000
TOTAL	11,995,641	100.000%	$11,070,270.00	100.000%	$0.9229

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares of common stock, tokens or securities convertible into shares of common stock or tokens. In other words, when the company issues more securities, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares or tokens outstanding could result from a stock or token offering (such as an initial public offering, another crowdfunding round, a venture capital round, or angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock or tokens.

If we decide to issue more shares or tokens, an investor could experience value dilution, with each share or token being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share or per token (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares, tokens or other equity securities in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

·	In June 2014, Ben invests $20,000 in tokens or shares that represent 2% of a company valued at $1 million.

·	In December, the company is doing very well and sells $5 million in tokens or shares to venture capitalists on a valuation (before the new investment) of $10 million. Ben now owns only 1.3% of the company but his stake is worth $200,000.

·	In June 2015, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Ben now owns only 0.89% of the company and his stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares or tokens. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares or tokens than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share or token price ceiling. Either way, the holders of the convertible notes get more shares or tokens for their money than new investors. In the event that the financing is a “down round,” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money.

If you are making an investment expecting to own a certain percentage of the company or expecting each GAB Token to hold a certain amount of value, it’s important to realize how the value of those tokens can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share or token, ownership percentage, voting control, and earnings per token or share.

PLAN OF DISTRIBUTION

We are offering a maximum of 2,000,000 GAB Tokens on a “best efforts” basis, subject to a slight increase as a result of exchange rates for payments accepted in BTC or ETH.

We are not selling the tokens through commissioned sales agents or underwriters. We will use our existing website, www.gab.ai, to provide notification of the offering. Persons who desire information will be directed to www.StartEngine.com, a website owned and operated by an unaffiliated third party that provides technology support to issuers engaging in Regulation A Offerings.

We will pay StartEngine $200,000 for its services in hosting the offering of the GAB Tokens on its online platform, which includes, escrow fees, cash management fees, legal fees, accounting fees, marketing expenses and all other fees and expenses related to the offering, except for anti-money laundering checks for which we will pay in the amounts of $5 per domestic investor, and $10 for Canadian and United Kingdom Investors (up to $120 for other international investors).

Our Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the startengine.com website.

We intend to offer our securities in all states. We intend to attempt to take the necessary regulatory steps to register or qualify us or our agents to offer our securities in Texas, Florida, Arizona, New Jersey and North Dakota, and will not sell in those states unless we are able to register or qualify.

Process of Subscribing

Upon qualification of this Offering by the SEC, prospective investors who have submitted non-binding indications of interest on the StartEngine.com website, will be given the opportunity to confirm that they would like to subscribe to our offering.  Each prospective investor will receive an automated message from StartEngine indicating:

•	that the offering is open for investment;
•	they may convert their reservation into an investment;
•	they may view the offering on our campaign page on Startengine.com; and
•	if they are still interested in investing they need to click on the 'Invest Now' button at the top of our campaign page on Startengine.com.

The information provided is fairly basic and points back to our campaign page on StartEngine.com. The campaign page will have a link to the SEC HTML qualified version of our offering circular. The "Invest Now" button will take prospective investors to our subscription agreement for completion and submission to us for review.

The subscription agreement can only be completed on www.StartEngine.com. The subscription agreement includes a representation by you to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence). The subscription agreement must be delivered to us and you may transfer funds for the subscribed amount in accordance with the instructions stated in the subscription agreement.

Prospective investors who have not previously submitted a non-binding indication of interest on the StartEngine website may subscribe to purchase GAB Tokens through StartEngine.com by clicking on the Invest Now button and completing a subscription agreement.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Securities and Exchange Commission, we will accept tenders of funds to purchase the GAB Tokens, via credit card, wire transfer, ACH transfer and through the transfer of ETH and BTC.

Funds tendered by credit card, wire transfer and ACH transfer will be held by Prime Trust, our escrow agent, and we may close on such investments on a “rolling” basis, at which time such funds will be made available to us for our use.

Funds tendered through the transfer of BTC and ETH shall be tendered as follows and held in trust by us until the applicable closing:

•	Each investor will have a unique address for sending BTC or ETH to us, which will be provided to the investor by electronic communication.
•	This unique address will be utilized to identify the purchaser and to attribute a received purchase price to the applicable purchaser.

Determination of number of GAB Tokens Issued For BTC and ETH

The number of GAB Tokens which an investor shall be entitled to receive in exchange for payments made in ETH or BTC ( the “GAB Token Amount”), shall be determined based on the Daily BTC Exchange Rate and Daily ETH Exchange Rate, as applicable, for the applicable Receipt Day. The “Receipt Day” means the period from, and including, 2:00:00 p.m. (EST) on a calendar day (the “Receipt Day Start Time”) and 1:59:59 p.m. (EST) on the next succeeding calendar day (the “Receipt Day End Time”).

BTC Payment

•	The BTC amount received by the Company for any investor shall be converted into USD based upon the Daily BTC Exchange Rate (as defined below) to provide the USD equivalent of the BTC amount. The GAB Token Amount shall be calculated by dividing the USD equivalent of the BTC amount by $5.00, which may result in the issuance of fractional GAB Tokens.
•	The Daily BTC Exchange Rate shall be the last price quoted for a BTC to USD exchange transaction, as reflected on the Bloomberg XBT at 4:00:00 p.m. (EST), regardless of when such last transaction was executed, on the date on which the Receipt Day End Time occurs (the “Base BTC Rate”).
•	If the Base BTC Rate exceeds the average of the Daily BTC Exchange Rates for the immediately preceding 5 business days by greater than 10%, then the Daily BTC Exchange Rate shall instead be the median of the last reported BTC/USD rates reported on each of GDAX and Gemini at 4:00:00 p.m. (EST) on the date on which the Receipt Day End Time occurs.

ETH Payment

•	The ETH Amount received by the Company shall be converted into USD based upon the Daily ETH Exchange Rate to provide the USD equivalent of the ETH Amount. The GAB Token Amount shall be calculated by dividing the USD equivalent of the ETH Amount by $5.00, which may result in the issuance of fractional GAB Tokens.

•	The Daily ETH Exchange Rate shall be the last price quoted for an ETH to USD exchange transaction, as reflected on the Bloomberg XBT at 4:00:00 p.m. (EST), regardless of when such last transaction was executed, on the date on which the Receipt Day End Time occurs (the “Base ETH Rate”).
•	If the Base ETH Rate exceeds the average of the Daily ETH Exchange Rates for the immediately preceding 5 business days by greater than 10%, then the Daily ETH Exchange Rate shall instead be the median of the last reported ETH/USD rates reported on each of GDAX and Gemini at 4:00:00 p.m. (EST) on the date on which the Receipt Day End Time occurs.

Once the Token Amounts for BTC and ETH are determined, the purchaser will receive an email confirmation within 24 hours.

Issuance of GAB Tokens

The GAB Tokens will be issued as Ethereum-based ERC-20 smart contracts on the Ethereum blockchain, which is a secured distributed ledger system using technology which records the ownership and transfer of GAB Tokens. GAB Tokens will be issued into your crypto-wallet. Subscribers can obtain an ERC-20 compatible crypto-wallet through companies such as MyEtherWallet (no download needed), Mist (Desktop), Parity (Desktop), imToken (iPhone), and imToken (Android).

A private key, or a combination of private keys, is necessary to control and dispose of GAB Tokens stored in your wallet. Accordingly, loss of requisite private key(s) associated with your wallet will result in loss of such GAB Tokens. Moreover, any third party that gains access to such private key(s), including by gaining access to login credentials of a hosted wallet service you use, may be able to misappropriate your GAB Tokens.

Closings

We may close on investments on a "rolling" basis, therefore, not all investors shall receive their GAB Tokens at the same time. Funds tendered directly to us via BTC and ETH, shall be held in trust by us until we issue the GAB Tokens to the investor. With respect to funds tendered via credit card, wire transfer and ACH Transfer, we intend to hold the initial closing on or about __________, 2018, and thereafter, we expect to hold closings on a monthly basis, however, our Chief Executive Officer, in his discretion, may hold closings more frequently.  Therefore, not all investors will receive their GAB Tokens on the same date. Subscribers should expect to receive their GAB Tokens within 48 hours after the closing of their subscription.

USE OF PROCEEDS

We estimate that, at a per token price of $5.00, the net proceeds from the sale of the 2,000,000 tokens in this offering will be approximately $9,669,542, after deducting the estimated offering expenses of approximately $330,458 (including, payment to StartEngine and other offering expenses).

The table below shows the estimated net proceeds we would receive from this offering assuming the sale of 25%, 50%, 75% and 100% of the GAB Tokens we are offering. There is no guarantee that we will be successful in selling any of the GAB Tokens we are offering.

	25%	50%	75%	100%
GAB Tokens Sold	500,000	1,000,000	1,500,000	2,000,000
Gross proceeds	$2,500,000.00	$5,000,000.00	$7,500,000.00	$10,000,000.00
Offering expenses	$288,865	$302,729	$316,594	$330,458
Net proceeds to the company	$2,211,135	$4,697,271	$7,183,406	$9,669,542

The table below sets forth the manner in which we intend to use the net proceeds we receive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the GAB Tokens we are offering. All amounts listed below are estimates.

	25%	50%	75%	100%
R&D and Production	$500,000	$1,000,000	$1,000,000	$1,500,000
Marketing	$300,000	$1,500,000	$2,500,000	$3,500,000
Working Capital	$1,411,135	$2,197,271	$3,683,406	$4,669,542
TOTAL	$2,211,135	$4,697,271	$7,183,406	$9,669,542

We reserve the right to change the above use of proceeds if management believes it is in our best interests.

The allocation of the net proceeds of the offering set forth above represents our estimates based upon our current plans, assumptions we have made regarding the industry, general economic conditions and our future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that we do not raise the entire amount we are seeking, then we may attempt to raise additional funds through private offerings of our securities or by borrowing funds. We do not have any committed sources of financing.

OUR BUSINESS

This discussion should be read in conjunction with the other sections of this Offering Circular, including "Risk Factors," "Use of Proceeds" and the Financial Statements attached and the related exhibits. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Offering Circular.

Description of Business

Gab AI Inc. is a social networking platform. We offer telecommunications and social networking services, namely, providing live-streaming of video, online chat rooms, and electronic bulletin boards for the transmission of messages among users in the field of general interest. In approximately 18 months, we have over 394,000 users from around the world, with our top five markets being the United States, Germany, the United Kingdom, Canada and Australia.

We empower creators, support free speech and defend the free flow of information online. We stand for bringing folks together of all races, religions, and creeds who share in the common ideals of Western values, individual liberty and the free exchange and flow of information. Our mission is to provide people with the tools they need to create and shape their own experience.

According to a report from PageFair, ad blocker usage grew 30% in 2016.  There were 615 million devices blocking ads worldwide by the end of 2016, 62% (308 million) being on mobile devices. Recognizing this existential threat, Facebook and other giants began fighting back by blocking ad blockers. This launched an all-out war between ad blocking companies and social media giants, in return only creating more consumer awareness of ad blocking.

Many content creators and publishers rely on advertising as their core business model. Unfortunately with the rise of ad blocking and the backlash of creator demonetization on other platforms, it has become difficult for content creators to generate an income. Many content creators feel that they can no longer trust establishment social networks. As platforms like Twitch.tv and Patreon.com have proven, both tipping and paid subscriptions for premium content are models that work at scale for content creators.

Gab Chat Rooms

Our GAB chat rooms are private forums through which our users can establish chat rooms with up to 50 participants to engage in topical discussions.

Live Topics

Gab Live Topics is our crowdsourced news and discussion product.

GabPro

In March 2017, we launched our online, premium-user subscription program - “GabPro”. We collect subscription fees primarily from credit cards at the beginning of the subscription period. Subscription revenues are recognized ratably over the subscription period, ranging from one month to one year, net of estimated cancellations. As of January 25, 2018, we had over 3,800 GabPro subscribers.

In November 2017, we launched GabPro Premium, which is premium content creator tools, that allow content creators to monetize their audience, by charging subscription fees for premium content and through tipping.

GabTV

In August 2017, we launched GabTV, which we believe is the future of video streaming and content creation online. GabTV empowers content creators of all types by giving them a unique and engaging way to connect directly with their audience. Instead of relying on advertisers for revenue, GabTV hosts will have the ability to offer premium content to those in their audience who subscribe to them. For example, a computer programmer could offer live or recorded video lessons that are only accessible to subscribers. They also have the ability to earn tips directly from their audience both during and after a broadcast. By eliminating the middleman of advertising from GabTV, viewers get a better experience and content creators can focus on creating great content that their audiences love instead of appeasing advertisers.

Our Market and Industry

We welcome everyone, but see a unique opportunity to carve a niche in a massively underserved and unrepresented market. We estimate that there are over 50 million conservative, libertarian, nationalist, and populist internet users from around the world who are seeking an alternative to the current social networking ecosystems. These users are also actively seeking alternative media platforms like Breitbart.com, DrudgeReport.com, Infowars.com, and others. Through November 26, 2017 alone, Breitbart.com had over 2.2 billion page views from around the world. As mainstream social networks continue to crack down on "objectionable content" and censor conservative views, we believe the need for alternative platforms will only continue to rise. We believe the trend of "cutting the cord" will continue as the popularity of streaming content over the internet increases. We believe this will also begin a fragmentation process of the social networking ecosystem into smaller niche communities with shared values and ideals.

Our Accomplishments

We launched into private invite-only beta in August 2016. In just over 18 months we have attracted more than 394,000 users from around the world who are creating over 1.5 million posts every month. With our nimble technology team, we have built out an impressive suite of products including GabTV, Gab Chat Rooms, our private group chat product, and Live Topics, and our crowdsourced news and discussion product. As of November 2017, we were a top 7,000 website in the United States, up from being in the top 8,000 as of July 2017, and a top 17,000 website globally, up from being in the top 26,000 website as of July 2017. Since launch, Gabbers have driven over 125 million page views. Users spend an average of 10 minutes on Gab every time they login.

Competition

Our competition includes various social networking platforms such as Facebook, Twitter, Snapchat, and other established communication platforms. We also face competition from alternative and new social networking platforms such as Vidme and Minds.

Litigation

We are currently not involved in any legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Gab AI Inc., was incorporated on September 9, 2016, in the state of Delaware. Our headquarters are located in Philadelphia, Pennsylvania. We offer a social network that empowers creators, supports free speech and defends the free flow of information online.

Results of Operation

For the period ending December 31, 2016, we did not generate any revenue. For the same period, our operating expenses were $46,151, consisting of $18,611 for research and development expenses, and $27,483 for general, and administrative costs, resulting in an operating loss of $46,151. During 2016, we received $58,792 in donations from our users, which we accounted for as other income, as donation income is not our intended revenue stream. After receipt of the donations, our net income for the year ended December 31, 2016, was $11,087.

In March 2017, we implemented our online, premium-user subscription program Gab Pro, for $5.99 per month or $59.99 per year. We expect that this is will be our primary source of revenue going forward. Subscription fees are collected primarily from credit cards at the beginning of the subscription period. Subscription revenues are recognized ratably over the subscription period, ranging from one month to one year, net of estimated cancellations. Subscription revenues are not allocated to any free-trial periods we may offer. Amounts received from subscribers for which the performance obligations have not been fulfilled are recorded as deferred revenues.

Our revenues were $26,182 for the six months ended June 30, 2017 and primarily consisted of revenue generated from subscription fees from our premium-user subscription programs. Our operating expenses for the six months ended June 30, 2017 totaled $138,206 and consisted of $2,666 for sales and marketing, $37,903 for research and development, and $97,637 for general and administrative, and our operating loss for the same period was $116,019. Our net loss for the six months ended June 30, 2017 was $23,142.

Liquidity and Capital Resources

Since our inception, we have relied on donations made by our users and advances from one of our founders for working capital. In 2017, we raised approximately $1,070,000 through an offering under Regulation CF of the Securities Act, in connection with which we sold approximately $1,070,000 in shares of our common stock for $1.10 per share.

As of December 31, 2016, we had $16,187 in cash, and as of June 30, 2017, we had $12,593 in cash. For the 12-month period ended December 31, 2016, we collected $58,792 in donations and for the six-month period ended June 30, 2017, we collected $91,035 in donations. We will incur significant additional costs for the development and maintenance of our networking platform, and intend to continue to fund our operations with funding from additional non-binding donations, as well as through funds received from our Regulation Crowdfunding campaign, funds received through this offering, and additional debt and/or equity financing as determined to be necessary. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. Accordingly, our independent auditors report includes a paragraph regarding substantial doubt about our ability to continue as a going concern.

Plan of Operations

Our key milestones include the following:

●	First quarter of 2018 – Launch a GAB API, which will permit users to build applications over the GAB ecosystem.

●	Second quarter of 2018 – Launch an alpha test of our “Exodus” protocol, which is a censorship proof peer-to-peer communication protocol.

●	Third Quarter of 2018 – Open source and build out team for Exodus protocol.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth information about our executive officers and directors.

Name	Position	Age	Term of Office	Approximate Hours per week for part-time employees

Andrew Torba	Chief Executive Officer, Chief Financial Officer, Secretary and Director	27	September 9, 2016 – Present	NA

Ekrem Büyükkaya	Chief Technology Officer	24	September 9, 2016 – Present	NA

Utsav Sanduja	Chief Operating Officer	28	October 15, 2016 – Present	NA

There are no arrangements or understandings between our executive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such. There are no family relationships between any director or executive officer.

Andrew Torba has served as our Chief Executive Officer, Chief Financial Officer, Secretary and sole director, since our inception in September 2016. He leads our product and company vision, marketing, operations, and monetization. Prior to founding us, Mr. Torba co-founded AutomateAds.com (Kuhcoon Inc,), a social media advertising technology startup, serving as the CEO between October 2011 and August 2016 and led the company through Y Combinator in 2015 as well as seed stage financing.

Ekrem Büyükkaya has served as our Chief Technology Officer since our inception in September 2016, and has led all engineering development and product management. Between June 2015 and August 2016, Mr. Biiyukkaya was a full stack engineer at AutomateAds.com (Kuhcoon Inc.), and between June 2014 and January 2015, he served as the lead developer at Adsuit.com, an advertising technology company. Mr. Biiyukkaya is seasoned in PHP, JavaScript, HTML5, and many other programming languages.

Utsav Sanduja, has served as our Chief Communication Officer between October 2016 and July 2017, and has served as our Chief Operating Officer since July 2017. Mr. Sanduja is, responsible for our day to day operations, our press communications, global corporate affairs, risk analysis, and GabTV production and oversight. Previously Mr. Sanduja worked at Appleton & Associates International Lawyers from November 2015 to September 2016 as a Research Assistant, Assistant News Director at Russian Canadian Broadcasting from May 2014 to November 2015, and Policy Advisor for the Minister of Human Resources and Skills Development Canada from May 2009 to September 2009.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below reflects the annual compensation of each of the three highest paid persons who were executive officers or directors, during the fiscal year ended December 31, 2017:

Name	Capacities in which compensation received	Cash Compensation	Other Compensation	Total Compensation
Andrew Torba(1) PO Box 41 Falls, PA. 18615	Chief Executive Officer, Chief Financial Officer, Secretary and Director	$65,384	0	$65,384

Ekrem Büyükkaya(2) Aydınevler Mahallesi Arslanbey Caddesi Çatallı Sokak Nur Apt No:8-10/17 Maltepe/Istanbul/Turkey	Chief Technology Officer	$64,000	0	$64,000

Utsav Sanduja(3) 4817 Apple Bossom Circle, Mississauga, Ontario L5V 3C6, Canada	Chief Operating Officer	$60,000	0	$60,000

(1)	Mr. Torba currently receives annual compensation in the amount of $70,000.
(2)	Mr. Büyükkaya currently receives annual compensation in the amount of $60,000.
(3)	Mr. Sanduja currently receives annual compensation in the amount of $48,000.

The directors do not receive any compensation for their service as directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Set forth below is information regarding the beneficial ownership of our Class A Common Stock, our only outstanding class of capital stock, as of January 1, 2018, by (i) each person whom we know owned, beneficially, more than 10% of the outstanding shares of our Class A Common Stock, and (ii) all of the current officers and directors as a group. We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

Title of class	Name and address of beneficial owner	Amount and nature of Beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Andrew Torba, 1900 Market Street Philadelphia, PA. 19103	6,000,000	0	60.03%

Common Stock	Ekrem Büyükkaya 1900 Market Street Philadelphia, PA. 19103	2,500,000	0	25.01%

Common Stock	All directors and officers as a group (2 persons)	9,000,000 shares	0	90.04%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In August 2016, Andrew Torba, our Chief Executive Officer, Chief Financial Officer, Secretary, Director and majority stockholder, loaned us $5,000. The loan accrued no interest and was repaid in July 2017.

SECURITIES BEING OFFERED

In this Offering, we are offering to investors Class B Non-Voting Common Stock designated as “GAB Tokens”, which will be issued through Ethereum-based ERC-20 smart contracts on the Ethereum blockchain.

Our authorized capital stock consists of 12,000,000 shares of Class A Voting Common Stock, $0.0001 par value per share, and 8,000,000 GAB Tokens, $0.0001 par value per token. As of January 1, 2018, we had 9,995,641 shares of Class A Common Stock outstanding and no GAB Tokens outstanding.

The holders of our GAB Tokens, together with the holders of our Class A Common Stock, will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding-up, the holders of our GAB Tokens, together with the holders of our Class A Common Stock, are entitled to share ratably in all assets that are legally available for distribution. For purposes of clarity, in connection with any dividends, liquidation, dissolution or winding up of the Company, each GAB Token shall be entitled to receive the same dividend or distribution to which each share of Class A Common Stock is entitled to receive.

The holders of our GAB Tokens and Class A Common Stock have no preemptive, subscription, redemption or conversion rights.

The holders of our Class A Common Stock are entitled to one vote per share. The holders of our GAB Tokens have no voting rights.

GAB AI INC.

FINANCIAL STATEMENTS

(UNAUDITED)

AS OF AND FOR THE SIX MONTHS ENDED

JUNE 30, 2017

F-1

GAB AI INC.

Index to Interim Financial Statements

(Unaudited)

F-2

GAB AI INC.

BALANCE SHEETS

(UNAUDITED)

	June 30, 2017	December 31, 2016
ASSETS

Current Assets
Cash	$12,593	$16,187
Other current assets	934	—
Total Current Assets	13,527	16,187

Total Assets	$13,527	$16,187

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current Liabilities
Accrued liabilities	$1,000	$—
Related party advances	5,000	5,000
Deferred revenue	19,482	—
Total Current Liabilities	25,482	5,000

Stockholders’ (Deficit) Equity
Common stock, par value $0.0001; 12,000,000 shares authorized; 9,000,000 shares issued and outstanding	900	900
Subscription receivable	(800)	(800)
Accumulated deficit	(12,055)	11,087
Total Stockholders’ (Deficit) Equity	(11,955)	11,187
Total Liabilities and Stockholders’ (Deficit) Equity	$13,527	$16,187

The accompanying notes are an integral part of these unaudited financial statements.

F-3

GAB AI INC.

STATEMENT OF OPERATIONS

(UNAUDITED)

Six Months Ended June 30, 2017
Revenue	$26,182
Cost of revenue	3,995
Gross Profit	22,187

Operating Expenses
Sales and marketing	2,666
General and administrative	97,637
Research and development	37,903
Total Operating Expenses	138,206
Operating Loss	(116,019)

Other (Income)
Donation income	(91,035)
Realized gains	(3,321)
Loss Before Income Taxes	(21,663)
Provision for income taxes	1,479
Net Loss	$(23,142)

Net Loss per Common Share – Basic and Diluted:	$(0.00)
Weighted Average Common Shares Outstanding – Basic and Diluted	9,000,000

The accompanying notes are an integral part of these unaudited financial statements.

F-4

GAB AI INC.

STATEMENT OF CASH FLOWS

(UNAUDITED)

Six Months Ended June 30, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(23,142)
Changes in operating assets and liabilities:
Other current assets	(934)
Accrued liabilities	1,000
Deferred revenue	19,482
Net cash used in operating activities	(3,594)

Decrease in cash	(3,594)
Cash, Beginning of Period	16,187
Cash, End of Period	$12,593

Supplemental disclosures of cash flow information:
Cash paid for interest	$-
Cash paid for taxes	$1,479

The accompanying notes are an integral part of these unaudited financial statements.

F-5

GAB AI INC.

STATEMENT OF STOCKHOLDERS’ (DEFICIT) EQUITY

(UNAUDITED)

	Common Stock
	Shares	Amount	Subscription Receivable	Accumulated Deficit	Stockholders’ Equity (Deficit)
Balance at December 31, 2016	9,000,000	$900	$(800)	$11,087	$11,187
Net loss	-	-	-	(23,142)	(23,142)
Balance at June 30, 2017	9,000,000	$900	$(800)	$(12,055)	$(11,955)

The accompanying notes are an integral part of these unaudited financial statements.

F-6

GAB AI INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2017

(Unaudited)

NOTE 1 – ORGANIZATION AND BUSINESS

Gab AI Inc. (which may be referred to as the “Company,” “Gab,” “we,” “us,” or “our”) was incorporated on September 9, 2016 (“Inception”) in the state of Delaware. The Company’s headquarters are located in Philadelphia, Pennsylvania.

Gab is a social network that empowers creators, supports free speech, and defends the free flow of information online. Gab stands for bringing folks together of all races, religions, and creeds who share in the common ideals of Western values, individual liberty, and the free exchange and flow of information. At Gab, it is our mission to provide people with the tools they need to create and shape their own experience.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”).

Operating results for the six months ended June 30, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017. Notes to the unaudited interim financial statements that would substantially duplicate the disclosures contained in the audited financial statements for the year ended December 31, 2016 have been omitted. This report should be read in conjunction with the audited financial statements and the footnotes thereto for the fiscal year ended December 31, 2016 included within the Company’s Form 1-A as filed with the Securities and Exchange Commission.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

F-7

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2017. Fair values of the Company’s financial instruments were assumed to approximate carrying values because of the instruments’ short-term nature.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Cryptocurrency Holdings

At times, we may hold cryptocurrency-denominated assets such as Bitcoin or Ether and we include them in other current assets in our balance sheet. Cryptocurrency-denominated assets are recorded at the lower of cost or market based on an average unit cost. On an interim basis, we recognize decreases in the value of these assets caused by market declines. Subsequent increases in the value of these assets through market price recoveries during the same fiscal year are recognized in the later interim period, but may not exceed the total previously recognized decreases in value during the same year. Gains or losses resulting from changes in the value of our cryptocurrency assets are recorded in other income, net in our statement of operations. During the six months ended June 30, 2017 the Company realized gains of $3,321 in the statement of operations.

Revenue Recognition

The Company recognizes revenue from its premium-user subscription model when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered to the customer, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.

Subscription fees are collected primarily from credit cards at the beginning of the subscription period. Subscription revenues are recognized ratably over the subscription period, ranging from one month to one year, net of estimated cancellations. Subscription revenues are not allocated to any free-trial periods the Company may offer. Amounts received from subscribers for which the performance obligations have not been fulfilled are recorded in deferred revenue.

Loss per Common Share

The Company presents basic loss per share (“EPS”) and diluted EPS on the face of the statement of operations. Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities. For periods in which we incur a net loss, the effects of potentially dilutive securities would be antidilutive and would be excluded from diluted EPS calculations. For the six months ended June 30, 2017, the Company had no dilutive securities outstanding.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution, which it believes to be creditworthy, located in the United States of America. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Recent Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in the ASC. There have been a number of ASUs to date, including ASU 2014-09 above, that amend the original text of the ASC. The Company believes those updates issued-to-date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company, or (iv) are not expected to have a significant impact on the Company.

F-8

NOTE 3 – GOING CONCERN

Going Concern and Management Plans

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company only recently commenced revenue generated activities and is relatively unproven. Since Inception, the Company relied on donations made by our users and advances from one of our founders for working capital, along with funds raised through Regulation Crowdfunding in 2017, and the commencement of premium subscription services in 2017. We will incur significant additional costs for the development and maintenance of our networking platform, marketing, and ongoing operational costs. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The Company intends to fund operations with existing capital from its Regulation Crowdfunding campaign, subscription revenue, and additional equity financings. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned operations, which could harm our business, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties

NOTE 4 – COMMITMENTS AND CONTINGENCIES

We are currently not involved with or know of any pending or threatened litigation against the Company or any of its officers.

NOTE 5 – STOCKHOLDERS’ DEFICIT

Common Stock

The Company has authorized 12,000,000 shares of common stock with $0.0001 par value. The Company issued 9,000,000 shares of common stock to the founders for $900, subject to a restricted stock purchase agreement. One-quarter of the founders’ restricted shares vest one year after the commencement date stated in their agreements, and the remaining restricted shares vest monthly over the 48 months thereafter. At June 30, 2017, no shares were vested.

Stock Incentive Plan

In 2016, the Company’s Board of Directors adopted the Gab AI Inc. 2016 Stock Option/Stock Issuance Plan (the “2016 Plan”). The 2016 Plan provides for the grant of equity awards to employees and consultants, including stock options, stock purchase rights, and restricted stock units. Up to 1,000,000 shares of the Company’s common stock may be issued pursuant to awards granted under the 2016 Plan. The 2016 Plan is administered by the Board of Directors and expires ten years after adoption, unless terminated earlier by the Board. To date, no options or shares have been issued under the 2016 Plan.

NOTE 6 – SUBSEQUENT EVENTS

Subsequent to June 30, 2017, the Company issued 995,641 shares of common stock for $1.07 million in connection with a Regulation Crowdfunding offering.

Subsequent to June 30, 2017, the Company authorized 8,000,000 shares of non-voting common stock designated as “GAB Tokens”. The GAB Tokens have similar rights and preferences to common stock with the exception that they are non-voting. None have been issued as of the issuance date of these financial statements.

The Company has evaluated subsequent events that occurred after June 30, 2017 through January 24, 2018, the issuance date of these financial statements. There have been no other events or transactions during this time which would have a material effect on these financial statements.

F-9

GAB AI, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2016

Together with

Independent Auditors’ Report

F-10

Gab AI, Inc.

F-11

INDEPENDENT AUDITORS’ REPORT

To Management and Stockholders

Gab AI, Inc.

Philadelphia, Pennsylvania

We have audited the accompanying financial statements of Gab AI, Inc. (a Delaware corporation), which comprise the balance sheet as of December 31, 2016, and the related statements of operations, stockholders’ equity, and cash flows for the period from September 9, 2016 (“Inception”) to December 31, 2016, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gab AI, Inc. as of December 31, 2016 , and the results of its operations and its cash flows for the period from Inception to December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, certain conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ dbbmckennon
Newport Beach, California
January 24, 2018

F-12

GAB AI, INC.

BALANCE SHEET

December 31, 2016
Assets
Cash	$16,187
Total assets	$16,187

Liabilities and Stockholders' Equity
Related party advances	5,000
Total liabilities	5,000

Commitments and contingencies (Note 3)	-

Stockholders' Equity
Common stock, Par value $0.0001; 12,000,000 shares authorized, 9,000,000 shares issued and outstanding	900
Subscription receivable	(800)
Retained earnings	11,087
Total stockholders' equity	11,187
Total liabilities and stockholders' equity	$16,187

See accompanying notes to the financial statements

F-13

GAB AI, INC.

STATEMENT OF OPERATIONS

Period from
September 9, 2016
(Inception) to
December 31, '2016

Revenues	$-

General and administrative	27,483
Sales and marketing	57
Research and development	18,611
Total operating expenses	46,151

Operating loss	(46,151)

Other (income):
Donation income	(58,792)
Total other (income)	(58,792)

Income before provision for income taxes	12,641

Provision for income taxes	1,554

Net income	$11,087

Net Income per Common Share - Basic and Diluted	$0.00
Weighted Average Common Shares Outstanding - Basic and Diluted	9,000,000

See accompanying notes to the financial statements

F-14

GAB AI, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

					Total
	Common Stock		Subscription		Stockholders'
	Shares	Amount	Receivable	Retained Earnings	Equity
September 9, 2016 (Inception)	-	$-	$-	$-	$-
Founder Shares	9,000,000	900	(800)	-	100
Net income	-	-	-	11,087	11,087
December 31, 2016	9,000,000	$900	$(800)	$11,087	$11,187

See accompanying notes to the financial statements

F-15

GAB AI, INC.

STATEMENT OF CASH FLOWS

Period from
September 9, 2016
(Inception) to
December 31, '2016

Cash Flows from Operating Activites
Net income	$11,087
Net cash provided by operating activities	11,087

Cash Flows from Financing Activities
Related party advances	5,000
Proceeds from founders' shares	100
Net cash provided by financing activities	5,100

Increase in cash and cash equivalents	16,187
Cash and cash equivalents, beginning of period	-
Cash and cash equivalents, end of period	$16,187

Supplemental disclosures of cash flow information:
Cash paid for interest	$-
Cash paid for income taxes	$1,554

See accompanying notes to the financial statements

F-16

GAB AI, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND BUSINESS

Gab AI, Inc. (which may be referred to as the "Company," “Gab,” "we," "us," or "our") was incorporated on September 9, 2016 (“Inception”) in the state of Delaware. The Company’s headquarters are located in Philadelphia, Pennsylvania.

Gab is a social network that empowers creators, supports free speech and defends the free flow of information online. Gab stands for bringing folks together of all races, religions, and creeds who share in the common ideals of Western values, individual liberty and the free exchange and flow of information. At Gab, it is our mission to provide people with the tools they need to create and shape their own experience.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of expenses during the reporting periods. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2016. Fair values for these items were assumed to approximate carrying values because of their short term in nature or they are payable on demand.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

F-17

GAB AI, INC.

NOTES TO THE FINANCIAL STATEMENTS

Cryptocurrency Holdings

At times, we may hold cryptocurrency-denominated assets such as Bitcoin or Ether and we include them in other current assets in our balance sheet. Cryptocurrency-denominated assets are recorded at the lower of cost or market based on an average unit cost. On an interim basis, we recognize decreases in the value of these assets caused by market declines. Subsequent increases in the value of these assets through market price recoveries during the same fiscal year are recognized in the later interim period, but may not exceed the total previously recognized decreases in value during the same year. Gains or losses resulting from changes in the value of our cryptocurrency assets are recorded in other income, net in our statement of operations. There were no recorded gains or losses on cryptocurrency holdings for the period ended December 31, 2016.

Stock-based Compensation

The Company accounts for stock options issued to employees under ASC 718 Share-Based Payment. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505 Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

To date, the Company has not issued any share-based payments to its employees or non-employees.

Revenue Recognition

The Company will recognize revenue from its premium-user subscription model when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered to the customer, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.

During 2016, the Company was funded entirely by donations, which the Company has recognized as other income in the accompanying statement of operations.

During 2017, the Company implemented its online, premium-user subscription program. Subscription fees are collected primarily from credit cards at the beginning of the subscription period. Subscription revenues are recognized ratably over the subscription period, ranging from one month to one year, net of estimated cancellations. Amounts received from subscribers for which the performance obligations have not been fulfilled will be recorded in deferred revenues.

Income Taxes

The Company is taxed as a corporation. Accordingly, the Company applies ASC 740 Income Taxes (“ASC 740”).  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions.  A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

F-18

GAB AI, INC.

NOTES TO THE FINANCIAL STATEMENTS

Loss per Common Share

The Company presents basic loss per share (“EPS”) and diluted EPS on the face of the statement of operations. Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities. For periods in which we incur a net loss, the effects of potentially dilutive securities would be antidilutive and would be excluded from diluted EPS calculations. For the period ended December 31, 2016, the Company had no dilutive securities outstanding.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company maintains balances in excess of the federally insured limits.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under US GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The updated standard will be effective beginning January 1, 2018. The Company is currently evaluating the effect that the updated standard will have on its financial position and results of operations.

The FASB issues ASUs to amend the authoritative literature in the ASC. There have been a number of ASUs to date, including ASU 2014-09 above, that amend the original text of the ASC. The Company believes those updates issued-to-date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company, or (iv) are not expected to have a significant impact on the Company.

NOTE 3 – GOING CONCERN

Going Concern and Management Plans

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company only recently commenced revenue generated activities and is relatively unproven. Since Inception, the Company relied on donations made by our users and advances from one of our founders for working capital, along with funds raised through Regulation Crowdfunding in 2017, and the commencement of premium subscription services in 2017. We will incur significant additional costs for the development and maintenance of our networking platform, marketing, and ongoing operational costs. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The Company intends to fund operations with existing capital from its Regulation Crowdfunding campaign, subscription revenue, and additional equity financings. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned operations, which could harm our business, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

We are currently not involved with or know of any pending or threatening litigation against the Company or any of its officers.

F-19

GAB AI, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 5 – STOCKHOLDERS’ EQUITY

Common Stock

The Company has authorized 12,000,000 shares of common stock with $0.0001 par value. During 2016, the Company approved the issuance of 9,000,000 shares of common stock to founders for $900 in consideration, subject to a restricted stock purchase agreement. The restricted shares of the founders vest 25% in one year after the commencement date stated in their agreements and 1/48th monthly thereafter. Accordingly, at December 31, 2016, no shares are vested.

Stock Incentive Plan

On December 22, 2016, our Board of Directors adopted the Gab AI Inc. 2016 Stock Option/Stock Issuance Plan (the “2016 Plan”).  The 2016 Plan provides for the grant of equity awards to employees, and consultants, including stock options, stock purchase rights and restricted stock units to purchase shares of our common stock.  Up to 1,000,000 shares of our common stock may be issued pursuant to awards granted under the 2016 Plan. The 2016 Plan is administered by our Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board. To date, no options or shares have been issued under the 2016 Plan.

NOTE 6 – INCOME TAXES

The Company recorded a tax provision of $1,554 based net income recognized during the year. There are no significant deferred tax assets, liabilities, or temporary or permeant differences as of December 31, 2016.

The United States Federal and applicable state returns from 2016 forward are still subject to tax examination by the United States Internal Revenue Service; however, we do not currently have any ongoing tax examinations.

NOTE 7 – RELATED PARTY TRANSACTIONS

The Company’s CEO incurred $5,000 of expenses on behalf of the Company. These advances are presented as related party advances on the accompanying balance sheet, are due on demand, and carry no interest.

NOTE 8 – SUBSEQUENT EVENTS

In 2017, the Company began offering a premium subscription, Gab Pro, for $5.99 per month or $59.99 per year. This is will be the Company’s primary source of revenue going forward.

Subsequent to December 31, 2016, the Company issued 995,641 shares of common stock for approximately $1.07 million in connection with a Regulation Crowdfunding offering.

Subsequent to December 31, 2016, the Company authorized 8,000,000 shares of non-voting common stock designated as “GAB Tokens”. The GAB Tokens have similar rights and preferences to common stock with the exception that they are non-voting. None have been issued as of the issuance date of these financial statements.

The Company has evaluated subsequent events that occurred after December 31, 2016 through January 24, 2018, the issuance date of these financial statements. There have been no other events or transactions during this time which would have a material effect on these financial statements.

F-20

Part III

EXHIBITS

1.0	Posting Agreement with StartEngine Crowdfunding Inc.

2.1	Amended and Restated Certificate of Incorporation

2.2	Bylaws

4.1	Form of Subscription Agreement

8.1*	Escrow Agreement

11.1	Consent of dbbmckennon

12.1	Opinion of Alliance Legal Partners, Inc.

13.1	Testing the Waters materials

* To be filed.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scranton, State of Pennsylvania, on January 30, 2018.

GAB AI INC.

By	/s/ Andrew Torba

	Title:	Chief Executive Officer, Chief Investment Officer, Principal Financial Officer and Principal Accounting Officer

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